Exhibit 99.01

Eastman Announces Second-Quarter 2020 Financial Results

KINGSPORT, Tenn., August 3, 2020 – Eastman Chemical Company (NYSE:EMN) announced its second-quarter 2020 financial results.

(In millions, except per share amounts)	2Q2020	2Q2019
Sales revenue	$1,924	$2,363
Earnings before interest and taxes ("EBIT")	54	371
Adjusted EBIT*	195	389
Earnings per diluted share	0.20	1.85
Adjusted earnings per diluted share*	0.85	1.99
Net cash provided by (used in) operating activities	436	422
Free cash flow*	339	330

*For non-core and unusual items excluded from adjusted earnings and for adjusted provision for income taxes, calculation of free cash flow, net debt, and of adjusted EBIT margins, and reconciliations to reported company and segment earnings and to cash provided by operating activities and total borrowings, see Tables 3A, 3B, 4A, 4B, 5A, 5B, and 6.

“As we continue to navigate the impact of the COVID-19 global pandemic, our focus remains on the health and safety of our employees and the operational integrity of our global facilities in order to serve our customers,” said Mark Costa, Board Chair and CEO. “In this challenging environment, I deeply appreciate the resiliency and determination of our employees, which enabled us to deliver nearly the best free cash flow result for the first half of a year in our history. In addition, our sales revenue in the first half of the year was relatively solid, demonstrating the value of a diverse set of end markets and the benefit of our innovation-driven growth model. And, we moved swiftly to aggressively manage costs to offset meaningfully lower capacity utilization. We are on track to deliver free cash flow of greater than $1 billion for 2020, and cash flow generation remains our priority given the persistent uncertainty resulting from COVID-19.”

Corporate Results 2Q 2020 versus 2Q 2019

Sales revenue decreased primarily due to lower sales volume and, to a lesser extent, lower selling prices. The sales volume decline was most pronounced for products used in end markets negatively impacted by COVID-19, including transportation, building and construction, consumer durables, and textiles. This decrease was partially offset by higher sales volume for products used in resilient end markets including consumables, personal care and wellness, medical, and agriculture. Some of these end markets had higher demand due to COVID-19. Lower selling prices were mostly attributed to lower raw material prices.

Reported and adjusted EBIT decreased due to the lower sales volume, reduced capacity utilization and less favorable product mix, partially offset by the impact of cost reduction actions. COVID-19 was the primary driver of the lower sales volume and less favorable product mix. Capacity utilization was substantially lower due to lower sales volume and the focus on maximizing cash generation by reducing inventories, reducing EBIT by approximately $140 million, with roughly half of the impact in Advanced Materials. Cost reduction actions in response to COVID-19 included reduced discretionary spending, deferred asset maintenance turnarounds, and adjusted operations to protect the health and safety of employees and contractors. Overall, spreads were relatively unchanged with lower selling prices offset by lower raw material and energy costs.

Segment Results 2Q 2020 versus 2Q 2019

Additives & Functional Products – Sales revenue decreased primarily due to lower sales volume, less favorable product mix, and lower selling prices. Lower sales volume was most pronounced for products in markets negatively impacted by COVID-19, especially tire additives, coatings additives, and aviation fluids products sold in transportation end markets. This decrease was partially offset by increased volume in stable end markets such as care chemicals and adhesives resins products used in applications for personal care and wellness and consumables end markets due to strengthened demand attributed to COVID-19. Lower selling prices were attributed primarily to increased competition and cost pass through contracts. The increased competition was in tire additives and, to a lesser extent, adhesives resins product lines.

The reported second-quarter loss includes tire additives asset impairment and restructuring charges. Excluding these items, adjusted EBIT decreased primarily due to lower sales volume, reduced capacity utilization, and less favorable product mix primarily due to decreased sales of aviation fluids, coatings additives, and tire additives sold in the transportation market. This decline was somewhat offset by growth in care chemicals products sold in markets for personal care and wellness and consumables. Lower capacity utilization was mostly offset by the impact of cost reduction actions. Spreads were relatively unchanged with lower selling prices offset by lower raw material and energy costs.

Advanced Materials – Sales revenue decreased primarily due to lower sales volume and less favorable product mix. Lower sales volume was most pronounced for products in markets negatively impacted by COVID-19, especially interlayers, films, and copolyester products sold in transportation and consumer durables end markets. This impact was partially offset by increased sales volume of certain standard copolyester products used in stable applications for personal care and wellness and consumables end markets, which also strengthened due to demand attributed to COVID-19.

EBIT decreased primarily due to lower sales volume, reduced capacity utilization, and less favorable product mix. Lower sales volume due to COVID-19 resulted in several manufacturing facilities that primarily serve transportation end markets being temporarily idled or having substantially reduced operating rates. The less favorable product mix was driven by relative declines in high-value transportation end-market products partially offset by growth in lower-value copolyester products used in packaging and personal protection equipment end uses. Lower capacity utilization was partially offset by the impact of cost reduction actions.

Chemical Intermediates – Sales revenue decreased due to lower sales volume and lower selling prices across the segment. Lower sales volume was attributed to the negative impact of COVID-19 on demand and lower Brent crude oil prices resulting in U.S. olefin production being less competitive globally. Lower selling prices were due to lower raw material prices.

Reported and adjusted EBIT decreased due to lower sales volume, reduced capacity utilization, and lower selling prices mostly offset by lower raw material and energy costs. Lower capacity utilization was mostly offset by the impact of cost reduction actions.

Fibers – Sales revenue was relatively unchanged. Acetate tow sales volume increased slightly attributed to customer buying patterns while demand for textiles products was negatively impacted by COVID-19.

EBIT decreased primarily due to lower capacity utilization that was partially offset by the impact of cost reduction actions.

Cash Flow

In second quarter 2020, cash from operating activities was $436 million and free cash flow (cash from operating activities less net capital expenditures) was $339 million, reflecting aggressive working capital management. In second quarter 2020, the company returned $119 million to stockholders, with $89 million of dividends and $30 million of share repurchases. See Tables 5A and 5B.

Priorities for uses of available cash for full year 2020 include payment of the quarterly dividend and the reduction of net debt (total borrowings less cash and cash equivalents) by more than $600 million. In March and April, as a precautionary measure due to increased financial market volatility resulting from COVID-19, the company took certain liquidity actions, including borrowing $400 million under its existing revolving credit agreement and $250 million under a new 364-day term loan agreement. The company subsequently repaid the entire $400 million revolving credit agreement borrowings and has the full $1.5 billion amount available. As previously reported, in April, the company amended the covenants of both loan agreements to reflect higher cash balances and the expected negative impact on operating results of COVID-19. In the first half of 2020, the company reduced net debt by $149 million and ended the second quarter with $704 million of cash and cash equivalents. See Table 6.

2020 Outlook

Commenting on the outlook for full year 2020, Costa said: “We have done an outstanding job of navigating a challenging global business environment during the first half of the year, delivering nearly the best free cash flow result for the first half of a year in our history. Looking to the second half of the year, visibility remains limited. However, we are seeing demand for products serving the auto, tires, building and construction, and consumer durables end markets begin to recover sequentially from the low levels of the second quarter leading to increased capacity utilization, particularly in Advanced Materials. We are also on track to deliver approximately $150 million of cost savings for full year 2020 in response to the impact of COVID-19. And, with our emphasis on cash generation in the current environment, we expect to generate greater than $1 billion of free cash flow for the year. We are confident that the actions we are taking in 2020 will position us to significantly benefit from a return to global economic growth as we recover from the impact of COVID-19.”

Due to the heightened level of uncertainty related to the impact of COVID-19, including on overall business and market conditions and demand for Eastman products, the company is not providing a 2020 full-year earnings forecast.

Forward-Looking Statements

This news release includes forward-looking statements concerning current expectations and assumptions for future global economic conditions and the impact of the COVID-19 coronavirus pandemic on demand in key end markets; competitive position and acceptance of specialty products in key markets; mix of products sold; capacity utilization, manufacturing costs, and cost reductions; and cash flow, cash and cash equivalents, and debt repayment for full year 2020. Such expectations and assumptions are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations and assumptions expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-Q filed for first quarter 2020 available, and the Form 10-Q to be filed for second quarter 2020 and to be available on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on August 4, 2020 at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides and prepared remarks, go to investors.eastman.com, Events & Presentations. The slides and prepared remarks to be discussed during the call and webcast will be available at investors.eastman.com at approximately 5:00 p.m. ET on August 3, 2020. To listen via telephone, the dial-in number is 323-994-2093, passcode number 9531025. A web replay, a replay in downloadable MP3 format, and the accompanying slides and prepared remarks will be available at investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from 11:00 a.m. ET, August 4, 2020 to 11:00 a.m. ET, August 14, 2020 at 888-203-1112 or 719-457-0820, passcode 9531025.

Founded in 1920, Eastman is a global specialty materials company that produces a broad range of products found in items people use every day. With the purpose of enhancing the quality of life in a material way, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. The company’s innovation-driven growth model takes advantage of world-class technology platforms, deep customer engagement, and differentiated application development to grow its leading positions in attractive end markets such as transportation, building and construction, and consumables. As a globally inclusive and diverse company, Eastman employs approximately 14,500 people around the world and serves customers in more than 100 countries. The company had 2019 revenues of approximately $9.3 billion and is headquartered in Kingsport, Tennessee, USA. For more information, visit www.eastman.com.
# # #
Contacts:

Media: Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
August 3, 2020

For Eastman Chemical Company Second Quarter 2020 Financial Results Release

Table 1 – Statements of Earnings

	Second Quarter		First Six Months
(Dollars in millions, except per share amounts; unaudited)	2020	2019	2020	2019
Sales	$1,924	$2,363	$4,165	$4,743
Cost of sales	1,553	1,774	3,217	3,580
Gross profit	371	589	948	1,163
Selling, general and administrative expenses	155	165	315	352
Research and development expenses	52	57	113	115
Asset impairments and restructuring charges, net	141	18	155	50
Other components of post-employment (benefit) cost, net	(30)	(21)	(60)	(42)
Other (income) charges, net	(1)	(1)	3	(3)
Earnings before interest and taxes	54	371	422	691
Net interest expense	55	55	107	111
Earnings (loss) before income taxes	(1)	316	315	580
(Benefit from) provision for income taxes	(31)	57	25	112
Net earnings	30	259	290	468
Less: Net earnings attributable to noncontrolling interest	3	1	5	1
Net earnings attributable to Eastman	$27	$258	$285	$467

Basic earnings per share attributable to Eastman	$0.20	$1.87	$2.10	$3.37
Diluted earnings per share attributable to Eastman	$0.20	$1.85	$2.09	$3.34

Shares (in millions) outstanding at end of period	135.3	137.0	135.3	137.0
Shares (in millions) used for earnings per share calculation
Basic	135.3	137.8	135.6	138.4
Diluted	136.1	139.1	136.4	139.7

Table 2A – Segment Sales Information

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2020	2019	2020	2019
Sales by Segment
Additives & Functional Products	$685	$823	$1,507	$1,678
Advanced Materials	567	696	1,182	1,353
Chemical Intermediates	461	631	1,053	1,286
Fibers	211	213	423	426
Total Eastman Chemical Company	$1,924	$2,363	$4,165	$4,743

Table 2B – Sales Revenue Change

	Second Quarter 2020 Compared to Second Quarter 2019
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products	(17)%	(10)%	(6)%	(1)%
Advanced Materials	(19)%	(16)%	(2)%	(1)%
Chemical Intermediates	(27)%	(18)%	(9)%	—%
Fibers	(1)%	—%	(1)%	—%

Total Eastman Chemical Company	(19)%	(13)%	(5)%	(1)%

	First Six Months 2020 Compared to First Six Months 2019
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products	(10)%	(3)%	(6)%	(1)%
Advanced Materials	(13)%	(10)%	(2)%	(1)%
Chemical Intermediates	(18)%	(9)%	(9)%	—%
Fibers	(1)%	—%	(1)%	—%

Total Eastman Chemical Company	(12)%	(6)%	(5)%	(1)%

	Second Quarter 2020 Compared to First Quarter 2020
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products	(17)%	(15)%	(2)%	—%
Advanced Materials	(8)%	(8)%	—%	—%
Chemical Intermediates	(22)%	(16)%	(6)%	—%
Fibers	—%	—%	—%	—%

Total Eastman Chemical Company	(14)%	(12)%	(2)%	—%

Table 2C – Sales by Customer Location

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2020	2019	2020	2019
Sales by Customer Location
United States and Canada	$786	$995	$1,766	$1,995
Asia Pacific	523	574	1,018	1,127
Europe, Middle East, and Africa	526	649	1,157	1,338
Latin America	89	145	224	283
Total Eastman Chemical Company	$1,924	$2,363	$4,165	$4,743

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (1)

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2020	2019	2020	2019
Additives & Functional Products
Earnings (loss) before interest and taxes	$(56)	$147	$87	$293
Asset impairments and restructuring charges, net (2)(3)	128	—	134	4
Excluding non-core item	72	147	221	297
Advanced Materials
Earnings before interest and taxes	64	145	164	247
Asset impairments and restructuring charges, net (4)	—	—	7	—
Excluding non-core item	64	145	171	247
Chemical Intermediates
Earnings before interest and taxes	20	63	100	136
Asset impairments and restructuring charges, net (5)	2	—	3	—
Excluding non-core item	22	63	103	136
Fibers
Earnings before interest and taxes	46	51	99	93
Other
Loss before interest and taxes	(20)	(35)	(28)	(78)
Asset impairments and restructuring charges, net (6)	11	18	11	46
Excluding non-core items	(9)	(17)	(17)	(32)

Total Eastman Chemical Company
Earnings before interest and taxes	54	371	422	691
Asset impairments and restructuring charges, net	141	18	155	50
Total earnings before interest and taxes excluding non-core items	$195	$389	$577	$741

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$54	$371	$422	$691
Asset impairments and restructuring charges, net	141	18	155	50
Total earnings before interest and taxes excluding non-core items	$195	$389	$577	$741

(1)See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for second quarter 2019 for descriptions of second quarter and first six months 2019 non-core items.
(2)Second quarter and first six months 2020 charges of $123 million for impairment of tradenames in tire additives and a $5 million charge for closure of a tire additives manufacturing facility in Asia Pacific as part of ongoing site optimization actions.
(3)First six months 2020 charges of $4 million for closure of manufacturing facilities in Asia Pacific as part of ongoing site optimization actions and an intangible asset impairment charge of $2 million for customer relationships.
(4)First six months 2020 charges for closure of a manufacturing facility in North America as part of ongoing site optimization actions.
(5)Second quarter and first six months 2020 severance charges for the previously reported plan to discontinue production of certain products at the Singapore manufacturing site by the end of 2020.
(6)Second quarter and first six months 2020 charges of $8 million for fixed asset impairments and $3 million for contract termination fees resulting from managements' decision to discontinue certain growth initiatives.

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (continued) (1)

First Quarter
(Dollars in millions, unaudited)	2020
Additives & Functional Products
Earnings before interest and taxes	$143
Asset impairments and restructuring charges, net	6
Excluding non-core item	149
Advanced Materials
Earnings before interest and taxes	100
Asset impairments and restructuring charges, net	7
Excluding non-core item	107
Chemical Intermediates
Earnings before interest and taxes	80
Asset impairments and restructuring charges, net	1
Excluding non-core item	81
Fibers
Earnings before interest and taxes	53
Other
Loss before interest and taxes	(8)
Asset impairments and restructuring charges, net	—
Excluding non-core items	(8)

Total Eastman Chemical Company
Earnings before interest and taxes	368
Asset impairments and restructuring charges, net	14
Total earnings before interest and taxes excluding non-core items	$382

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$368
Asset impairments and restructuring charges, net	14
Total earnings before interest and taxes excluding non-core items	$382

(1)See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for first quarter 2020 for descriptions of first quarter 2020 non-core items.

Table 3B - Segment Non-GAAP Earnings (Loss) Before Interest and Taxes Margins(1)(2)

	Second Quarter				First Six Months
(Dollars in millions, unaudited)	2020		2019		2020		2019
	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin
Additives & Functional Products	$72	10.5%	$147	17.9%	$221	14.7%	$297	17.7%
Advanced Materials	64	11.3%	145	20.8%	171	14.5%	247	18.3%
Chemical Intermediates	22	4.8%	63	10.0%	103	9.8%	136	10.6%
Fibers	46	21.8%	51	23.9%	99	23.4%	93	21.8%
Total segment EBIT excluding non-core items	204	10.6%	406	17.2%	594	14.3%	773	16.3%
Other	(9)		(17)		(17)		(32)
Total EBIT excluding non-core items	$195	10.1%	$389	16.5%	$577	13.9%	$741	15.6%

(1)For identification of excluded non-core items and reconciliations to GAAP EBIT, see Table 3A.
(2)Adjusted EBIT margin is non-GAAP EBIT divided by GAAP sales. See Table 2A for sales.

	First Quarter
(Dollars in millions, unaudited)	2020
	Adjusted EBIT	Adjusted EBIT Margin
Additives & Functional Products	$149	18.1%
Advanced Materials	107	17.4%
Chemical Intermediates	81	13.7%
Fibers	53	25.0%
Total segment EBIT excluding non-core items	390	17.4%
Other	(8)
Total EBIT excluding non-core items	$382	17.0%

(1)For identification of excluded non-core items and reconciliations to GAAP EBIT, see Table 3A.
(2)Adjusted EBIT margin is non-GAAP EBIT divided by GAAP sales. For first quarter 2020 sales, see Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for first quarter 2020.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations

	Second Quarter 2020
	Earnings Before Interest and Taxes	Earnings (Loss) Before Income Taxes	(Benefit from) Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$54	$(1)	$(31)	—	$27	$0.20
Non-Core Items: (1)
Asset impairments and restructuring charges, net	141	141	33		108	0.79
Interim adjustment to tax provision (2)	—	—	19		(19)	(0.14)
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes)	$195	$140	$21	16%	$116	$0.85

	Second Quarter 2019
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$371	$316	$57	18%	$258	$1.85
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	18	18	6		12	0.09
Adjustments from tax law changes and outside-U.S. entity reorganizations	—	—	3		(3)	(0.02)
Interim adjustment to tax provision (2)	—	—	(10)		10	0.07
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$389	$334	$56	17%	$277	$1.99

(1)See Table 3A for description of second quarter 2020 and 2019 non-core items. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)The adjusted provision for income taxes for second quarter 2020 and 2019 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations (continued)

	First Six Months 2020
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$422	$315	$25	8%	$285	$2.09
Non-Core Items: (1)
Asset impairments and restructuring charges, net	155	155	36		119	0.87
Interim adjustment to tax provision (2)	—	—	11		(11)	(0.08)
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes)	$577	$470	$72	16%	$393	$2.88

	First Six Months 2019
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$691	$580	$112	19%	$467	$3.34
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	50	50	12		38	0.27
Adjustments from tax law changes and outside-U.S. entity reorganizations	—	—	(7)		7	0.05
Interim adjustment to tax provision (2)	—	—	(13)		13	0.10
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$741	$630	$104	17%	$525	$3.76

(1)See Table 3A for description of first six months 2020 and 2019 non-core items. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)The adjusted provision for income taxes for first six months 2020 and 2019 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.

	First Quarter 2020
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$368	$316	$56	18%	$258	$1.89
Non-Core Items: (1)
Asset impairments and restructuring charges, net	14	14	3		11	0.08
Interim adjustment to tax provision (2)	—	—	(8)		8	0.06
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes)	$382	$330	$51	16%	$277	$2.03

(1)See Table 3A for description of first quarter 2020 non-core items. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)The adjusted provision for income taxes for first quarter 2020 was calculated applying the then current forecasted full year effective tax rate.

Table 4B - Adjusted Effective Tax Rate Calculation

	First Six Months (1)
	2020	2019
Effective tax rate	8%	19%
Discrete tax items (2)	1%	—%
Tax impact of current year non-core and unusual items (3)	7%	1%
Changes in tax contingencies and valuation allowances	2%	—%
Forecasted full year impact of expected tax events	(2)%	(3)%
Forecasted full year effective tax rate	16%	17%
(1)Effective tax rate percentages are rounded to the nearest whole percent. The forecasted full year effective tax rates are 15.5 percent and 16.5 percent for first six months 2020 and 2019, respectively.
(2)"Discrete tax items" are items that are excluded from a company's estimated annual effective tax rate and recognized entirely in the quarter in which the item occurs. Discrete items for first six months 2020 are for share based compensation expense and estimated adjustments to certain prior year tax returns.
(3)Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

Table 5A – Statements of Cash Flows

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2020	2019	2020	2019
Operating activities
Net earnings	$30	$259	$290	$468
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	141	156	280	311
Asset impairment charges	136	—	145	—
(Benefit from) provision for deferred income taxes	(1)	7	11	11
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	145	69	73	(80)
(Increase) decrease in inventories	239	(26)	221	(148)
Increase (decrease) in trade payables	(239)	(46)	(343)	(88)
Pension and other postretirement contributions (in excess of ) less than expenses	(31)	(29)	(83)	(65)
Variable compensation (in excess of) less than expenses	44	32	(30)	(45)
Other items, net	(28)	—	43	53
Net cash provided by operating activities	436	422	607	417
Investing activities
Additions to properties and equipment	(97)	(92)	(196)	(198)
Acquisitions, net of cash acquired	—	—	—	(19)
Other items, net	(3)	(2)	(5)	(2)
Net cash used in investing activities	(100)	(94)	(201)	(219)
Financing activities
Net increase (decrease) in commercial paper and other borrowings	(442)	(131)	97	239
Proceeds from borrowings	249	100	249	225
Repayment of borrowings	—	(100)	—	(275)
Dividends paid to stockholders	(89)	(86)	(179)	(173)
Treasury stock purchases	(30)	(125)	(60)	(250)
Other items, net	(2)	3	(13)	(3)
Net cash (used in) provided by financing activities	(314)	(339)	94	(237)
Effect of exchange rate changes on cash and cash equivalents	2	2	—	(1)
Net change in cash and cash equivalents	24	(9)	500	(40)
Cash and cash equivalents at beginning of period	680	195	204	226
Cash and cash equivalents at end of period	$704	$186	$704	$186

Table 5B – Net Cash Provided By Operating Activities to Free Cash Flow Reconciliations

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2020	2019	2020	2019
Net cash provided by operating activities	$436	$422	$607	$417
Capital expenditures	(97)	(92)	(196)	(198)
Free cash flow	$339	$330	$411	$219

Table 6 – Total Borrowings to Net Debt Reconciliations

	June 30,	December 31,
(Dollars in millions, unaudited)	2020	2019
Total borrowings	$6,133	$5,782
Less: Cash and cash equivalents	704	204
Net debt	$5,429	$5,578